Exhibit 99.1

Fred’s Announces Appointment of Linda Longo-Kazanova to Board of Directors

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 6, 2017--Fred’s Inc. (“Fred’s Pharmacy” or the “Company”) (NASDAQ:FRED) today announced that it has appointed Linda Longo-Kazanova to its Board of Directors, effective immediately. In connection with today’s announcement, Steven R. Fitzpatrick will retire from the Board and not stand for reelection at the 2017 Annual Meeting of Shareholders. Today’s announcement is part of the Board’s ongoing reconstitution process, with the assistance of Spencer Stuart, a leading executive search firm, to add world-class, highly-qualified and experienced directors to the Board.

Ms. Longo-Kazanova brings to the Board her 16 years of experience as Chief Human Resources Officer with growing companies and businesses-in-transition, as well as significant expertise working with public company boards of directors on a variety of matters, including significant M&A and divestiture transactions. Most recently, Ms. Longo-Kazanova was Chief Human Resources Officer at Keurig Green Mountain, Inc., where she was responsible for all aspects of global human resources. While at Keurig, she contributed to the company’s growth from $1.3 billion to $4.5 billion in revenue, supporting transformation in the board, management team and culture as the business expanded. Prior to working at Keurig, Ms. Longo-Kazanova served as Vice President, Human Resources and Medical at Burlington Northern Santa Fe Corporation (BNSF), and in a number of positions at Kraft Foods, Inc., including global Director, Management and Organization Development.

“Linda is an accomplished executive and we are excited to add her to the Board as part of our ongoing reconstitution process,” said Thomas H. Tashjian, Chairman of the Board. “Fred’s will benefit from her significant HR and integration leadership experience specifically related to talent acquisition and development, compensation and benefits, culture and workplace environment, and employee communications and development, including during complex M&A situations. Linda’s appointment increases the Board’s independence and bolsters its expertise and oversight as we continue executing our transformation and strategic plan. This announcement also follows the recent appointments of Chris Bodine and Pete Bocian who, together with Linda, will provide the Board with decades of public company director and executive leadership experiences across the consumer, retail, pharmaceutical and technology industries.”

Tashjian continued, “I want to thank Steve for his years of dedicated service to the Fred’s Board. We are grateful for Steve’s immense contributions and wish him the best in his future endeavors.”

“I am delighted to join the Fred’s Pharmacy Board of Directors,” said Ms. Longo-Kazanova. “This is an exciting time for the company as it continues executing its plan to improve performance. I look forward to begin working with the rest of the Board and management team and contributing immediately as we build on the momentum and progress underway.”

About Linda Longo-Kazanova

Ms. Longo-Kazanova is a seasoned global C-suite executive with a business background diversified across multiple industries, including consumer packaged goods, transportation, information services and insurance with companies from $1-15 billion in revenue. She most recently served as Chief Human Resources Officer at Keurig.

Prior to working at Keurig, Ms. Longo-Kazanova served as Vice President, Human Resources and Medical at BNSF from 2007 to 2010, managing the human resources function for 38,500 employees, and as SVP, Human Resources and Business Optimization, at Bell and Howell Company (later known as ProQuest Company) from 2000 to 2007. She also worked at Kraft Foods, Inc. from 1985 to 1995 where she served in a number of positions including global Director, Management and Organization Development.

As a trusted partner to three public company boards (Keurig, BNSF, and Bell and Howell Company, as well as the private board for Keurig after its acquisition by JAB Holdings) she has significant experience working closely with boards and their advisors to align executive compensation with business strategy and regulatory compliance, ensure succession and a talent pipeline. She has managed departures, searches and onboarding of new leaders and was integral in recruiting new board members. Ms. Longo-Kazanova previously served as a board member for Susan G Komen For the Cure, Fort Worth and as a Trustee for Trinity Valley School in Texas.

Ms. Longo-Kazanova holds a Ph.D. in Psychology from Northwestern University, a Masters in Counseling Psychology and Bachelors in Anthropology from University of Delaware.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 601 pharmacy and general merchandise stores and three specialty pharmacy-only locations, including 14 franchised Fred’s Pharmacy locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

CONTACT:
Fred’s Pharmacy
Rick Hans, 901-362-3733, Ext. 2232
Executive Vice President, Chief Financial Officer and Secretary
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Steve Frankel / Dan Moore
212-355-4449